Exhibit 21

List of Subsidiaries

HEARx West, LLC.
HEARx West, Inc.
HEARx/PHC, LLC.
HEARx Canada, Inc.
HEARx Acquisition, ULC.
Helix Hearing Care of America Corp.
Helix Hearing Care of America (USA) Corp.
3371727 Canada, Inc.
Auxiliary Health Benefits Corporation D/B/A National Ear Care Plan